Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS

FIRST QUARTER 2022 RESULTS

HOUSTON – April 27, 2022 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss of $4.9 million ($0.16 diluted loss per share) for the first quarter ended March 31, 2022.  Excluding non-recurring items, adjusted net loss was $3.2 million ($0.10 diluted loss per share).

First Quarter 2022 Highlights

●Operating loss was $2.9 million for the first quarter of 2022 compared to operating income of $2.1 million for the first quarter of 2021.

●Net loss was $4.9 million ($0.16 diluted loss per share) for the first quarter of 2022 compared to net income of $0.9 million ($0.03 diluted earnings per share) for the first quarter of 2021.

●The first quarter 2022 net loss included $2.1 million ($0.07 loss per diluted share) of non-recurring items and $0.5 million ($0.02 per diluted share) of tax impact from valuation allowances. First quarter 2022 adjusted net loss was $3.2 million ($0.10 diluted loss per share).  (Please see page 7 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was $5.2 million in the first quarter of 2022, which compares to adjusted EBITDA of $9.5 million for the first quarter of 2021. (Please see page 8 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the first quarter was $604.1 million on a first quarter book-to-bill of 1.08x.

“Since stepping in as Orion Group Holdings’ interim CEO a few weeks ago, I have been working closely with leaders to ensure that we are well positioned to capitalize on industry tailwinds, improve the quality of our backlog, enhance margins and ultimately deliver for our shareholders and customers,” stated Austin Shanfelter, Orion’s Interim Chief Executive Officer. “We ended the first quarter with a solid foundation for the future, including improving markets and a backlog up 66 percent year-over-year. Since the end of the quarter, we have successfully bid for an additional $112 million in projects.”

Mr. Shanfelter continued, “I am committed to working with our teams to meet or exceed our goals and I would like to thank our team members, our business partners and our clients for their leadership and support.”

Consolidated Results for First Quarter 2022 Compared to First Quarter 2021

●Contract revenues were $174.9 million, an increase of $21.6 million or 14.1% as compared to $153.3 million. The increase was primarily driven by the beginning of large jobs awarded in the second half of 2021 in the marine segment and increased cubic yard production on light commercial projects in the concrete segment.

●	Gross profit was $12.8 million, as compared to $15.5 million. Gross profit margin was 7.3%, as compared to 10.1%. The decrease in gross profit dollars and percentage was primarily driven by write-downs in the concrete segment as a result of project conditions, reduced dredging volume in the current quarter and a change in the mix of work in the current period.

●	Selling, General, and Administrative expenses were $16.2 million, as compared to $14.6 million. As a percentage of total contract revenues, SG&A expenses decreased from 9.5% to 9.2%, primarily due to higher revenues in the current period. The increase in SG&A dollars was driven primarily by additional consulting fees related to the management transition and additional property taxes, partially offset by reduced bonus expense.

●	Operating loss was $2.9 million as compared to operating income of $2.1 million in the prior year period.

●	EBITDA was $3.5 million, representing a 2.0% EBITDA margin, as compared to EBITDA of $8.6 million, or a 5.6% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the first quarter of 2022 was $5.2 million, representing a 3.0% EBITDA margin. (Please see page 8 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of March 31, 2022 was $604.1 million, which compares with backlog under contract as of March 31, 2021, of $364.8 million. The first quarter 2022 ending backlog was composed of $317.4 million in the marine segment, and $286.7 million in the concrete segment. At the end of the first quarter 2022, the Company had approximately $2.1 billion worth of bids outstanding, including successful bids on approximately $112 million in projects  subsequent to the end of the first quarter of 2022, of which approximately $30 million pertains to the marine segment and approximately $82 million to the concrete segment.

“During the first quarter, we converted approximately $189 million of the approximately $1.3 billion of work on which we bid,” continued Mr. Shanfelter.  “This resulted in a 1.08 times book-to-bill ratio and a win rate of 14.0%. In the marine segment, we bid on approximately $419 million during the first quarter 2022 and were successful on approximately $25 million, representing a win rate of 6.0% and a book-to-bill ratio of 0.30 times. In the concrete segment we bid on approximately $927 million of work and were awarded approximately $164 million, representing a win rate of 17.7% and a book-to-bill ratio of 1.81 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2022 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, April 28, 2022. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 7, 2022, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Jeremy Hellman, CFA (804) 595-2083
(346) 616-4138
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Contract revenues	174,931	153,309
Costs of contract revenues	162,115	137,854
Gross profit	12,816	15,455
Selling, general and administrative expenses	16,170	14,630
Amortization of intangible assets	310	380
Gain on disposal of assets, net	(809)	(1,610)
Operating (loss) income	(2,855)	2,055
Other (expense) income:
Other income	44	37
Interest income	19	26
Interest expense	(740)	(1,040)
Other expense, net	(677)	(977)
(Loss) income before income taxes	(3,532)	1,078
Income tax expense	1,324	150
Net (loss) income	$(4,856)	$928

Basic (loss) earnings per share	$(0.16)	$0.03
Diluted (loss) earnings per share	$(0.16)	$0.03
Shares used to compute (loss) income per share:
Basic	30,971,379	30,465,475
Diluted	30,971,379	30,499,978

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended March 31,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$57,308	67.8%	$41,669	57.8%
Private sector	27,172	32.2%	30,477	42.2%
Marine segment total	$84,480	100.0%	$72,146	100.0%
Concrete segment
Public sector	$5,493	6.1%	$4,779	5.9%
Private sector	84,958	93.9%	76,384	94.1%
Concrete segment total	$90,451	100.0%	$81,163	100.0%
Total	$174,931		$153,309

Operating (loss) income
Marine segment	$1,840	2.2%	$2,848	3.9%
Concrete segment	(4,695)	(5.2)%	(793)	(1.0)%
Total	$(2,855)		$2,055

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Net (loss) income	$(4,856)	$928
One-time charges and the tax effects:
ERP implementation	906	586
Professional fees related to management transition	414	—
Severance	73	—
Tax rate applied to one-time charges (1)	713	(164)
Total one-time charges and the tax effects	2,106	422
Federal and state tax valuation allowances	(484)	(151)
Adjusted net income	$(3,234)	$1,199
Adjusted EPS	$(0.10)	$0.04

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Net (loss) income	$(4,856)	$928
Income tax expense	1,324	150
Interest expense, net	721	1,014
Depreciation and amortization	6,263	6,485
EBITDA (1)	3,452	8,577
Stock-based compensation	370	383
ERP implementation	906	586
Professional fees related to management transition	414	—
Severance	73	—
Adjusted EBITDA(2)	$5,215	$9,546
Operating income margin	(1.5)%	1.4%
Impact of depreciation and amortization	3.6%	4.2%
Impact of stock-based compensation	0.2%	0.2%
Impact of ERP implementation	0.5%	0.4%
Impact of professional fees related to management transition	0.2%	—%
Impact of severance	—%	—%
Adjusted EBITDA margin(2)	3.0%	6.2%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	March 31,		March 31,
	2022	2021	2022	2021
Operating (loss) income (1)	1,840	2,848	(4,695)	(793)
Other income (expense), net	44	37	—	—
Depreciation and amortization	4,323	4,358	1,940	2,127
EBITDA (2)	6,207	7,243	(2,755)	1,334
Stock-based compensation	343	351	27	32
ERP implementation	438	276	468	310
Professional fees related to management transition	200	—	214	—
Severance	73	—	—	—
Adjusted EBITDA(3)	$7,261	$7,870	$(2,046)	$1,676
Operating income margin	2.2%	3.9%	(5.1)%	(0.9)%
Impact of other income (expense), net	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	5.1%	6.0%	2.1%	2.6%
Impact of stock-based compensation	0.4%	0.5%	—%	—%
Impact of ERP implementation	0.5%	0.4%	0.5%	0.4%
Impact of professional fees related to management transition	0.2%	—%	0.2%	—%
Impact of severance	0.1%	—%	—%	—%
Adjusted EBITDA margin (3)	8.6%	10.9%	(2.3)%	2.1%

(1)	In connection with the preparation of the financial statements for the quarter ended June 30, 2021, the Company has identified and corrected certain immaterial errors in segment reporting for all periods presented. Specifically, certain corporate overhead costs previously recorded to the marine segment as part of operating income (loss) and allocated from the marine segment to the concrete segment below operating income in the other income (expense) line have been allocated from the marine segment to the concrete segment as part of the determination of operating income for each segment.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Net (loss) income	$(4,856)	$928
Adjustments to remove non-cash and non-operating items	7,051	6,895
Cash flow from net income after adjusting for non-cash and non-operating items	2,195	7,823
Change in operating assets and liabilities (working capital)	7,865	1,295
Cash flows provided by operating activities	$10,060	$9,118
Cash flows (used in) provided by investing activities	$(2,810)	$772
Cash flows used in financing activities	$(12,817)	$(6,837)

Capital expenditures (included in investing activities above)	$(3,523)	$(1,618)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(4,856)	$928
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	5,503	5,704
Amortization of ROU operating leases	1,176	1,348
Amortization of ROU finance leases	760	781
Amortization of deferred debt issuance costs	32	239
Deferred income taxes	19	50
Stock-based compensation	370	383
Gain on disposal of assets, net	(809)	(1,610)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(13,907)	3,837
Inventory	(189)	74
Prepaid expenses and other	2,504	60
Contract assets	4,055	10,474
Accounts payable	12,689	(9,735)
Accrued liabilities	(3,075)	(2,371)
Operating lease liabilities	(1,183)	(1,196)
Income tax payable	1,376	137
Contract liabilities	5,595	15
Net cash provided by operating activities	10,060	9,118
Cash flows from investing activities:
Proceeds from sale of property and equipment	713	1,950
Purchase of property and equipment	(3,523)	(1,618)
Insurance claim proceeds related to property and equipment	—	440
Net cash (used in) provided by investing activities	(2,810)	772
Cash flows from financing activities:
Borrowings from Credit Facility	—	5,000
Payments made on borrowings from Credit Facility	(11,671)	(11,155)
Loan costs from Credit Facility	(494)	—
Payments of finance lease liabilities	(637)	(732)
Purchase of vested stock-based awards	(15)	(36)
Exercise of stock options	—	86
Net cash used in financing activities	(12,817)	(6,837)
Net change in cash, cash equivalents and restricted cash	(5,567)	3,053
Cash, cash equivalents and restricted cash at beginning of period	12,293	1,589
Cash, cash equivalents and restricted cash at end of period	$6,726	$4,642

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,726	12,293
Accounts receivable:
Trade, net of allowance for credit losses of $323 and $323, respectively	99,780	88,173
Retainage	43,467	41,379
Income taxes receivable	405	405
Other current	3,713	17,585
Inventory	1,467	1,428
Contract assets	24,474	28,529
Prepaid expenses and other	6,008	8,142
Total current assets	186,040	197,934
Property and equipment, net of depreciation	104,974	106,654
Operating lease right-of-use assets, net of amortization	15,006	14,686
Financing lease right-of-use assets, net of amortization	17,472	14,561
Inventory, non-current	5,568	5,418
Intangible assets, net of amortization	8,246	8,556
Deferred income tax asset	40	41
Other non-current	3,530	3,900
Total assets	$340,876	$351,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$27,210	$39,141
Accounts payable:
Trade	60,537	48,217
Retainage	1,186	923
Accrued liabilities	21,141	38,594
Income taxes payable	1,977	601
Contract liabilities	32,593	26,998
Current portion of operating lease liabilities	4,005	3,857
Current portion of financing lease liabilities	4,670	3,406
Total current liabilities	153,319	161,737
Long-term debt, net of debt issuance costs	929	259
Operating lease liabilities	11,709	11,637
Financing lease liabilities	12,605	10,908
Other long-term liabilities	18,530	18,942
Deferred income tax liability	187	169
Interest rate swap liability	—	—
Total liabilities	197,279	203,652
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,676,725 and 31,712,457 issued; 30,965,494 and 31,001,226 outstanding at March 31, 2022 and December 31, 2021, respectively	317	317
Treasury stock, 711,231 shares, at cost, as of March 31, 2022 and December 31, 2021, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	—	—
Additional paid-in capital	186,236	185,881
Retained loss	(36,416)	(31,560)
Total stockholders’ equity	143,597	148,098
Total liabilities and stockholders’ equity	$340,876	$351,750